UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

January 12, 2016

Date of Report (Date of earliest event reported)

WEBMD HEALTH CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-35337	20-2783228
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

111 Eighth Avenue

New York, New York 10011

(Address of principal executive offices, including zip code)

(212) 624-3700

(Registrant’s telephone number, including area code)

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition

On November 3, 2015, WebMD Health Corp. issued a press release that, among other things, provided financial guidance for the fourth quarter of 2015 and the year ending December 31, 2015, a summary of which guidance was furnished by WebMD as Exhibit 99.3 to a Current Report on Form 8-K filed on November 3, 2015. Exhibits 99.3 and 99.4 to that November 3, 2015 Form 8-K are incorporated by reference into this Item 2.02 pursuant to General Instruction B.3 of Form 8-K. The financial guidance for full year 2015 included a range for revenue of $625 million to $635 million and a range for earnings before interest, taxes, non-cash and other items (“Adjusted EBITDA”) of $185 million to $192 million.

WebMD plans to indicate, at an investor conference this week, that revenue and Adjusted EBITDA for the quarter and year ended December 31, 2015 are expected to be slightly above the high end of the ranges provided in the November 3, 2015 Form 8-K. With respect to traffic, management expects to indicate that traffic to The WebMD Health Network during the fourth quarter reached an average of 201 million unique users per month generating 3.97 billion page views for the quarter, increases of 6% and 7%, respectively, from the prior year period, reflecting greater than typical seasonal weakness in traffic during the December holidays. It is important to note WebMD believes it has sufficient traffic and is well positioned to satisfy demand from its advertising and sponsorship clients.

In addition, with respect to its outlook for 2016, WebMD has not yet completed processing fourth quarter 2015 sales and finalizing its expectations for 2016. WebMD plans to indicate that management:

•	is pleased with advertising and sponsorship sales activity for its Public Portals, particularly with its biopharma customers, in the fourth quarter of 2015; and believes that its advertising and sponsorship revenue growth rate will accelerate slightly in 2016 (from approximately 10% in 2015);

•	expects revenue for its Private Portals to be approximately $110 million in 2016; and

•	expects revenue for its Information Services to be approximately $27 million in 2016.

The information in this Item 2.02 is preliminary. WebMD is completing its normal closing process. As WebMD has done in prior years, it expects to issue guidance for the first quarter and full year 2016 in conjunction with its fourth quarter earnings release, which is scheduled for Tuesday, February 23, 2016, at approximately 4:00 p.m. (Eastern time). On that day at 4:45 p.m. (Eastern time), WebMD management will hold a conference call with investors and analysts to discuss the 2015 results and 2016 guidance and provide additional commentary. The call can be accessed at www.wbmd.com (in the Investor Relations section). A replay of the audio webcast will be available at the same web address.

The information contained in, or incorporated by reference into, this Item 2.02 is being “furnished” and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

All statements contained in this Current Report on Form 8-K, other than statements of historical fact, are forward-looking statements, including those regarding: our expectations regarding results for the quarter and year ended December 31, 2015 (which reflect what we currently expect to report and are subject to adjustment); guidance on our future financial results and other projections or measures of our future performance; market opportunities or momentum and our ability to capitalize on them; and the benefits expected from new or expected contracts with customers, from new or updated products or services and from other potential sources of additional revenue. These statements speak only as of the date of this press release, are based on our current plans and expectations, and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: market acceptance of our products and services; our relationships with customers and other factors affecting their use of our services and the timing of entry into and implementation of specific contracts with customers, including regulatory matters affecting their products and services; our ability to deploy new or updated services and to create new or enhanced revenue streams from those services; our ability to attract and retain qualified personnel; and changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet and information technology industries. Further information about these matters can be found in our other Securities and Exchange Commission filings and this Current Report on Form 8-K is intended to be read in conjunction with information contained in those filings. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WEBMD HEALTH CORP.

Dated: January 12, 2016	By:	/s/ Lewis H. Leicher
Lewis H. Leicher
Senior Vice President

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